SCHEDULE I

ALLOCATED LOAN AMOUNTS

Property Number	Individual Property Address	Allocated Loan Amount	Lender's Property Valuation
1	14542 W Yosemite Dr	$99,991.21	$188,000.00
2	11637 W Citrus Grove Way	$86,162.64	$162,000.00
3	2233 W Clearview Trl	$180,835.16	$340,000.00
4	3666 W. Thalia Court	$103,182.42	$194,000.00
5	3559 W Morse Ct	$122,329.67	$230,000.00
6	515 Shalimar Dr	$172,857.14	$325,000.00
7	3340 W King Dr	$117,010.99	$220,000.00
8	7801 N 32nd Dr	$85,630.77	$161,000.00

Initials: ____